EXHIBIT 99.1

News Release

CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2337 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Third Quarter Earnings For 2012

Sparta, Michigan - October 26, 2012 - ChoiceOne Financial Services, Inc., parent company for ChoiceOne Bank, announced that ChoiceOne reported net income of $1,122,000 for the third quarter of 2012 compared to $886,000 in the same period last year. Earnings per share were $0.34 for the third quarter of 2012 compared to $0.27 for the third quarter in 2011. Net income for the first nine months of 2012 was $3,158,000 or $0.96 per share, compared to $2,494,000 or $0.76 per share in the first nine months of 2011.

"We are pleased to report increased net income and record quarterly earnings", said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. "In the third quarter of 2012, we continued to grow cash deposits, which allowed us to fund additional earning assets. Our residential mortgage lending volume was outstanding as borrowers took advantage of low interest rates. We continued our commitment to community banking, which we believe includes taking in local deposits and investing them back into our communities by making loans to our neighboring families and businesses as a local bank."

The increase in net income in both the third quarter and first nine months of 2012 compared to the same periods in 2011 was due to a lower provision for loan losses and higher noninterest income. These were partially offset by lower net interest income and higher noninterest expense in the third quarter and first nine months of 2012 compared to the same periods in 2011.

Net interest income was $11,000 lower in the third quarter of 2012 and $119,000 lower in the first nine months of 2012 than in the same periods in 2011. Average earning assets were $14.8 million higher in the first nine months of 2012 than in the same period in 2011. The average balance of loans was $7.6 million lower, primarily due to payments received on agricultural and other commercial loans. The average balance of securities was $23.6 million higher as securities were purchased to provide growth in earning assets. ChoiceOne's net interest spread was 16 basis points lower in the first nine months of 2012 than in the same period in 2011 because of the low interest rate environment that currently exists. The interest spread decrease was caused by reductions in rates earned on loans and investment securities that were greater than rate decreases on funding sources.

The provision for loan losses was $500,000 in the third quarter of 2012 and $1,975,000 in the first nine months of 2012 compared to $950,000 and $2,800,000, respectively, in the same periods in 2011. The decrease in the provision in 2012 was based on lower net charge-offs. Net charge-offs were $336,000 in the third quarter and $1,415,000 in the first nine months of 2012, compared to $918,000 and $2,695,000, respectively, in the same periods in 2011. ChoiceOne's allowance for loan losses was 1.91% of total loans as of September 30, 2012, compared to 1.84% as of June 30, 2012 and 1.63% as of December 31, 2011. Total nonperforming loans were $7.5 million as of September 30, 2012, compared to $8.3 million as of June 30, 2012 and $6.7 million as of December 31, 2011. The increase in nonperforming loans since the end of 2011 was due to an increase of $0.7 million in the balance of troubled debt restructurings. Of the total of $4.0 million of loans classified as troubled debt restructurings as of September 30, 2012, approximately $2.9 million are current as to payments and performing as to their new terms.

Noninterest income increased $142,000 in the third quarter and $524,000 in the first nine months of 2012 compared to the same periods in 2011. Customer service charges dropped $23,000 and $152,000 in the third quarter and first nine months of 2012, respectively, compared to the same periods in the prior year as a result of reduced overdraft fees, which was partially offset by growth in debit card fee income. Gains on sales of loans grew $321,000 in the third quarter and $810,000 in the first nine months of 2012 compared to the same periods in 2011 as mortgage refinancing activity was stimulated by low interest rates for long-term fixed rate mortgage loans. Gains on sales of securities increased $16,000 in the third quarter and $240,000 in the first nine months of 2012 over the same periods in 2011 due to a higher level of sales activity. Net losses on sales of other assets were up $108,000 in the third quarter of 2012 and $389,000 in the first nine months of 2012 over the same periods in the prior year as a result of write-downs of foreclosed properties.

Noninterest expense increased $249,000 in the third quarter and $341,000 in the first nine months of 2012 compared to the same periods in 2011. Salaries and benefits expense grew $139,000 in the third quarter and $281,000 in the first nine months of 2012 compared to the same periods in 2011 as a result of higher commission expense related to mortgage originations, incentives and profit sharing, and health insurance costs. Data processing expense increased $67,000 in the third quarter and $77,000 in the first nine months of 2012 compared to the same periods in 2011 as a result of higher software maintenance costs. Professional fees grew $52,000 in the third quarter of 2012 and $68,000 in the first nine months of 2012 compared to the same periods in 2011 due to increased use of outside consultants. FDIC insurance cost decreased $28,000 in the third quarter and $115,000 in the first nine months of 2012 compared to the same periods in the prior year due to a change in the assessment base for insurance beginning in the second quarter of 2011.

Total assets grew $13.7 million in the third quarter of 2012 and $23.3 million in the twelve months ended September 30, 2012. Cash and cash equivalents increased $6.9 million in the third quarter of 2012 and $16.9 million in the last twelve months due to deposit growth. Securities increased $8.6 million in the third quarter of 2012 and $27.7 million in the last twelve months as the reduction in loan balances and deposit growth provided funds that were used for securities purchases. Net loans declined $2.5 million in the third quarter of 2012 as a result of loan pay-downs and have decreased $20.2 million in the twelve months ended September 30, 2012. Commercial and industrial loans grew $2.0 million in the third quarter of 2012, while commercial real estate loans and agricultural loans declined $4.2 million and $0.7 million in the same period, respectively. Total deposits increased $17.3 million in the third quarter of 2012 and $22.6 million in the last twelve months. Interest-bearing demand deposits grew $17.2 million in the third quarter of 2012.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates twelve full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties in Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	9/30/2012	12/31/2011	9/30/2011
Cash and Cash Equivalents	$26,966	$17,125	$10,068
Securities	141,958	118,025	114,247
Loans, Net of Allowance For Loan Losses	297,597	316,176	318,360
Premises and Equipment	11,736	12,080	12,227
Cash Surrender Value of Life Insurance Policies	9,891	9,834	9,754
Goodwill and Other Intangible Assets	15,564	15,900	16,012
Other Assets	6,599	6,774	6,367

Total Assets	$510,311	$495,914	$487,035

Noninterest-bearing Deposits	$82,092	$78,263	$70,968
Interest-bearing Demand Deposits	151,176	127,505	130,162
Savings Deposits	51,556	46,737	45,840
Local Certificates of Deposit	131,668	144,983	144,546
Nonlocal Certificates of Deposit	3,548	5,877	5,877
Borrowings	25,690	30,316	27,972
Other Liabilities	4,245	4,329	4,191

Total Liabilities	449,975	438,010	429,556

Shareholders' Equity	60,336	57,904	57,479

Total Liabilities and Shareholders' Equity	$510,311	$495,914	$487,035

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Interest Income
Loans, including fees	$4,272	$4,635	$12,783	$13,777
Securities	823	761	2,480	2,274
Other	8	3	19	16
Total Interest Income	5,103	5,399	15,282	16,067

Interest Expense
Deposits	499	728	1,643	2,280
Borrowings	92	148	418	447
Total Interest Expense	591	876	2,061	2,727

Net Interest Income	4,512	4,523	13,221	13,340
Provision for Loan Losses	500	950	1,975	2,800
Net Interest Income After Provision
for Loan Losses	4,012	3,573	11,246	10,540

Noninterest Income
Customer service charges	875	898	2,461	2,613
Gains on sales of loans	446	125	1,206	396
Gains on sales of securities	21	5	307	67
Gains (losses) on sales of other assets	(81)	27	(320)	69
Other income	387	451	1,400	1,385
Total Noninterest Income	1,648	1,506	5,054	4,530

Noninterest Expense
Salaries and benefits	1,981	1,842	5,799	5,518
Occupancy and equipment	574	592	1,711	1,724
Data processing	503	436	1,379	1,302
Professional fees	251	199	650	582
FDIC insurance	80	108	290	405
Other expense	778	741	2,364	2,321
Total Noninterest Expense	4,167	3,918	12,193	11,852

Income Before Income Tax	1,493	1,161	4,107	3,218
Income Taxes	371	275	949	724

Net Income	$1,122	$886	$3,158	$2,494

Basic Earnings Per Share	$0.34	$0.27	$0.96	$0.76
Diluted Earnings Per Share	$0.34	$0.27	$0.96	$0.76

Performance Ratios
Return on Average Assets (Annualized)			0.84%	0.69%
Return on Average Equity (Annualized)			7.13%	5.97%
Net Interest Margin (Tax Equivalent)			4.07%	4.23%
Efficiency Ratio			67.9%	66.6%
Net Loan Charge-offs			$1,415	$2,695
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.61%	1.14%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "believes," "expects," "predicts," "may," "could," "continue," and variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of official headshots are also available.